SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [  ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[  ]           Preliminary Proxy Statement
[  ]           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[  ]           Definitive Proxy Statement
[X]           Definitive Additional Materials
[  ]           Soliciting Material under Rule 14a-12

BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Nicholas J. Swenson
Groveland Capital LLC
Groveland Hedged Credit Fund LLC
Groveland Master Fund Ltd.
Seth G. Barkett
Thomas R. Lujan
James W. Stryker
Ryan P. Buckley
Stephen J. Lombardo III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]           No fee required.

[  ]           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[  ]           Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Filed by Groveland Group

The Groveland Group (as defined herein) issued a press release to shareholders following a report issued by Glass Lewis & Co., LLC (“Glass Lewis”) recommending shareholders vote for a board change at Biglari Holdings Inc. on the Groveland Group WHITE proxy card.  A copy of the press release regarding the Glass Lewis report is being filed herewith under Rule 14a-6 of the Securities Exchange Act of 1934, as amended, by the Groveland Group.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card  and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015.

For Immediate Release

Leading Proxy Advisory Firm Glass Lewis Recommends Biglari Holdings Shareholders
Withhold Voting on Entire Incumbent Board, Recommends For Two Groveland Nominees

Glass Lewis Gives Biglari Holdings an “F” Grade on Executive Compensation and
Concurs with Groveland on Company’s Governance and Performance Shortfalls

MINNEAPOLIS, March 27, 2015 – Groveland Capital, LLC. (the "Groveland Group") today announced that leading proxy advisory firm, Glass Lewis & Co., LLC (“Glass Lewis”), has recommended that shareholders of Biglari Holdings, Inc. (NYSE: BH) WITHHOLD votes from the entire board of directors (the “Board”) of Biglari Holdings (“Company”, “BH” or “BHI”), citing governance and performance shortfalls. Additionally, Glass Lewis recommended BH shareholders vote FOR two of Groveland’s highly qualified nominees to the board of directors of Biglari Holdings at the Company’s upcoming annual meeting of shareholders, scheduled to be held on April 9, 2015.

Also of note, Institutional Shareholder Services, Inc. (“ISS”), another leading proxy advisory firm, recommended yesterday to shareholders of Biglari Holdings to WITHHOLD votes from the entire BH Board.

TOGETHER, THE TWO LEADING PROXY ADVISORY FIRMS HAVE NOW RECOMMENDED WITHOLDING VOTES FOR ALL OF THE INCUMBENT NOMINEES.

The Groveland Group urges all shareholders to follow Glass Lewis’ recommendation for change at Biglari Holdings. To this point, Glass Lewis states, “we believe the Dissident's case -- which encompasses operational performance, shareholder return, corporate governance and executive compensation concerns -- provides ample cause to suggest all investors would benefit from improved transparency and, among other things, a reduced degree of largely unmitigated deference to the investment preferences of Mr. Biglari.”

In issuing its recommendation, Glass Lewis also noted, “…we believe these issues [at Biglari Holdings] provide sufficient cause for shareholders to support a degree of change and introduce fresh, independent insight into the BHI board room.”

Glass Lewis further stated support for two of Groveland’s nominees James Stryker and Steven Lombardo, III, “…we believe the appointment of James Stryker -- a restaurant executive at various dining establishments comparable to SnS [Steak N Shake] over the last three decades -- and Steven Lombardo, III -- an experienced lawyer with extensive exposure to the restaurant industry -- will afford investors a fresh, knowledgeable perspective on BHI's core operations and associated licensing agreements, while also prospectively injecting fresh discourse into the nature of the Company's corporate governance architecture and its general oversight of Mr. Biglari.”

The Groveland Group believes that each of its other highly qualified nominees -- Nicholas J. Swenson, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett – have strong public company experience and are focused on improved operational performance and improved corporate governance.

Specifically, ISS highlighted the following key concerns in their extensive research and analysis:

Diminishing Operating Performance and Weakening Investor Returns at BH

●
“In particular, we believe Groveland successfully highlights a secular trend of diminishing operational performance and weakening investor returns, each of which has transpired concurrent with Mr. Biglari's oft disclosed -- but scarcely pursued -- campaign to transform the Company into a diversified holding company.

●
To date, this program has resulted in little in the way of meaningful diversification for BHI investors, but has, nevertheless, allowed Mr. Biglari to continually compensate himself as hedge fund manager, largely by riding the coattails of a more successful restaurant industry peer.”

Lack of Checks and Balances Between BH CEO and Board

●
“In lieu of acting as a check on Mr. Biglari's predilection for sole investment and management control, the incumbent board appears, at the very least, content with continuing to support any program or policy forwarded by Mr. Biglari.”

o
“These policies and programs have included, among other things, failed attempts at creating a dual class share structure at no discernible benefit to ordinary investors, creation of a circuitous and economically misaligned ownership framework between BHI and Mr. Biglari's shareholder-funded investment vehicle and execution of an array of licensing and compensation arrangements that appear to do little more than transfer wealth to Mr. Biglari without much regard to the operating performance of the Company's primary asset base or the tangible returns realized by BHI investors.

BH Doesn’t Warrant Classification as a “Diversified Holding Company

●
“Given an earnest review of BHI's legacy operational and investment profile, however, we would suggest the Company has undertaken few clear efforts -- again, setting aside Mr. Biglari's frequent communiques to investors -- to warrant classification as a ‘diversified holding company’.”

o	“The Company has historically derived the overwhelming bulk of its operating results from direct control of -- or investment exposure to -- retail dining establishments.”

o	“The presented data offers, at best, a mixed view of Mr. Biglari's legacy of value creation during the period in which BHI was exposed almost exclusively to the restaurant and casual dining industry.”

BH Performance Under Mr. Biglari’s Tenure Quickly Eroded

●
“In particular, we see BHI: (i) trailed three of five benchmarks over the five-year period ended February 26, 2014, which measurement period started just six-months after Mr. Biglari's appointment to CEO; (ii) trailed all five benchmarks over the three-year period ended February 26, 2014 by an average of 73.5%; and (iii) trailed three of five benchmarks for the one-year period ended February 26, 2014, only narrowly eclipsing the remaining two benchmarks by 2.4% and 6.0%, respectively (Source: Capital IQ).”

o
“We are concerned BHI's largely laggard returns over trailing one, three and five-year periods and the increasingly modest metrics posted by BHI's own restaurant interests raise considerable questions around Mr. Biglari's more recent effectiveness in translating the performance of BHI's operating assets into sustainable shareholder value.”

Misleading Methodology

●
“A review of BHI's forays into diversified investing, we would again reference the Company's February 27, 2014 investment in Maxim, which was followed in relatively short order by the March 19, 2014 acquisition of First Guard Insurance Company.”

o
“We have established an end date of November 20, 2014 -- the last date prior to the public filing of Groveland's notice of intent -- in order to establish a trading window unaffected by the present contest.”

o
“It is here we would note Mr. Biglari rather speciously elects to use measurement dates ending in March 2015, thus affording BHI the full benefit of the roughly 24.6% gain posted by the Company in the months following Groveland's initial public notice.”

o	“We would characterize such a methodology as misleading.”

Biglari Capital Corp’s (BCC) Lion Funds Purportedly Superior Returns

●
“We believe BHI's arguments regarding BCC's purportedly superior returns -- which frequently imply the uptick in BCC's investment account is owed primarily to Mr. Biglari's deft capital maneuvering -- offer a disingenuous perspective on the underpinnings of the substantial majority of the gains touted here.”

Ineffective Biglari Holdings Board

●
“We would strongly contend BHI investors are currently represented by what appears to be, at the very least, an ineffective board room more concerned with lauding Mr. Biglari's investment acuity than confronting a relatively anachronistic corporate governance framework, including a compensation program regularly panned by academics, analysts and, most importantly, the Company's own investors.”

Questionable Use of Shareholder Capital

●	“We would again draw attention to BCC's aforementioned use of BHI funds to acquire a large minority stake in BHI.”

o	“BCC, which owned just 3.7% of the Company's issued share capital in September 2009, is now BHI's largest shareholder, with a 17.0% stake.”

o
“The allocation of shareholder funds to expand BCC's position has continued throughout recent price spikes, including the acquisition of an additional $7.0 million of BHI shares since announcement of the current contest.”

o
“We are concerned, then, that Mr. Biglari is using BCC's investment authority -- which is not subject to the oversight or approval of the Company's disinterested investors -- to effectively establish the same disparate relationship between voting rights and economic interest that he was unable to establish in 2011 and 2012.”

Concerning BHI Executive Compensation Program

●
“The Company has failed its advisory vote on executive compensation in each of the last two annual meetings, with just 30.9% support for the say-on-pay proposal in 2014; that figure is down from an already dismal 33.3% at BHI's 2013 annual meeting.

●
“This result is made more noteworthy by virtue of the aforementioned voting influence wielded by Mr. Biglari through BCC, suggesting the overwhelming bulk of unaffiliated investors regard the current program -- which is staunchly defended in BHI's filings -- negatively.”

●	“In our view, it is clear shareholders are dissatisfied with the Company's compensation practices.”

Nick Swenson, Principal and Founder of Groveland Capital, stated: “We are pleased with the comprehensive research and analysis by Glass Lewis of Biglari Holdings, who rightly concluded that shareholders should withhold their vote on the entire BH board. Furthermore, we strongly agree with their assessment that all investors would benefit from improved transparency and broad oversight in the Company’s board room.”

Added Mr. Swenson, “Both leading proxy advisory firms have concluded BH shareholders are primed for change. Now is the time to take action and not settle for the status quo. We are seeking board representation to advocate for improvements in operating performance, capital allocation, and corporate governance for the benefit of all shareholders. I urge you to vote FOR each of our highly qualified nominees on the WHITE proxy card and be the change you want to see at Biglari Holdings.”

TOGETHER, THE TWO LEADING PROXY ADVISORY FIRMS HAVE NOW RECOMMENDED WITHOLDING VOTES FOR ALL OF THE INCUMBENT NOMINEES.

GROVELAND ENCOURAGES ITS FELLOW SHAREHOLDESR TO CHECK THE POWER OF BIGLARI HOLDINGS CEO MR. SARDAR BIGLARI AND THE BOARD BY VOTING THE WHITE PROXY CARD.

The Groveland Group press release along with other materials related to the Biglari Holdings proxy contest is available on the website www.ReformBH.com and on the SEC’s website www.sec.gov.

VOTE THE WHITE PROXY CARD TO REFORM BIGLARI HOLDINGS.

Your Vote Is Important – No Matter How Many Or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

D.F. KING & CO., INC.
Shareholders Call Toll-Free:877-283-0325
Banks and Brokers May Call Collect: 212-269-5550

REMEMBER:

We urge you NOT to sign any Blue proxy card sent to you by the Company. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet -- please follow the simple instructions provided on your WHITE proxy card.

About Groveland Capital, LLC

Groveland Capital, LLC. is an Investment Advisor based in Minneapolis, MN. Groveland Capital is nimble advisory focused on unearthing unique investment opportunities. Our insight and global network is complemented by our billion dollar+ fund experience and expertise. Our investment strategy is to acquire stakes in undervalued and/or underperforming companies. When necessary, we seek board representation and advocate for improvements in financial performance, capital allocation, and corporate governance for the benefit of all shareholders.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and is soliciting votes for the election of Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett as members of the Company’s board of directors (the “Groveland Nominees”). The Groveland Group has sent a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters. Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

The “Groveland Group” currently consists of the following persons who are participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett. Along with the Groveland Group, the following are also participants in the solicitation: James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, and Ryan P. Buckley. The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock. Information regarding the participants and their interests may be found in the Groveland Group’s definitive proxy statement, as filed with the SEC on March 11, 2015. These materials may be accessed from the SEC's website free of charge.

###

Contacts

Investors:
Nick Swenson
Groveland Capital
inquiries@grovelandcapital.com
612-843-4302

D.F. King & Co., Inc.
BHinfo@dfking.com
212-269-5550

Media:
Anthony Giombetti
Gio Public Relations
anthony@giombettipr.com
818-821-7530